EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2012

ELK GROVE VILLAGE, Ill., July 13, 2012 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2012. Revenues increased 3.2% to $156.6 million in fiscal year 2012 from $151.7 million in the prior fiscal year. Net income decreased to $1,134,324 in fiscal year 2012 compared to $1,978,034 in fiscal year 2011. Diluted earnings per share for the fiscal year ended April 30, 2012 were $0.29 compared to $0.51 in fiscal year 2011.

For the fourth quarter of fiscal year 2012, revenues increased to $39.7 million compared to $38.5 million for the same quarter in the prior fiscal year. Diluted earnings per share for the fiscal year 2012 fourth quarter were $0.17 per share compared to $0.07 per share for the same period of fiscal year 2011.

Commenting on SigmaTron's results, Gary R. Fairhead, President and Chief Executive Officer, said, "SigmaTron's fourth quarter was a most interesting quarter for the Company. From a financial perspective, the fourth quarter was our strongest quarter in fiscal 2012, posting pre-tax profits of $886,838, which was 54% of our pre-tax profits for the entire fiscal year. Furthermore, the pre-tax profits were after selling and administrative expenses of approximately $530,000 related to the Spitfire acquisition, which shows how strong the quarter was shaping up early on. However, mirroring the general economy as recently reported by the media, backlog & sales eased near the end of the quarter, dashing any short term hopes that the general economy was experiencing the long awaited strong recovery.

"When comparing fiscal 2012 to 2011, the results are disappointing but not unexpected given the continuing volatility and sluggishness of the U.S. and world economies. Sales grew 3.2% yet pre-tax profits were down 48%. This is evidence of the continuing pressure on margins that we expect to see until the economy starts a sustained recovery. Hopefully we will see that start during fiscal 2013. Until that time we will manage our cost structure as best we can, given the uncertainty we face nationally and internationally. We also will work on integrating Spitfire into SigmaTron, which we believe will ultimately improve our economies of scale and provide new revenue opportunities.

"From a strategic perspective, we acquired Spitfire Controls on May 31, 2012. SigmaTron will now have an original design manufacturing ("ODM") division well positioned to grow in the electronic appliance control marketplace. The Company also adds significant engineering design capabilities for the first time, thereby providing a greater breadth of services to customers.

"From a tactical perspective, we decided to relocate our Tijuana operation to what we feel is a superior location in Tijuana and which will accommodate future growth at a lower total cost of occupancy. From the Spitfire acquisition we gained two new manufacturing locations in Chihuahua, Mexico and Ho Chi Minh City, Vietnam that will service appliance and other markets we serve. As I stated in our June 1, 2012 press release, we believe Mexico will be the manufacturing location of choice for North America going forward and Vietnam will provide tactical advantages for us in Asia given that country's low cost structure.

"As always, I want to thank our customers, supply chain, our bank, Wells Fargo, our employees and our new and long serving Directors for their support and efforts during fiscal 2012."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou-Wujiang, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Carpentersville, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire Controls operation acquired in May 2012; including integration of Spitfire's financial statements with the Company's statements. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow ...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2012	2011	2012	2011

Net sales	$39,741,827	$38,536,536	$156,635,984	$151,728,084

Cost of products sold	35,122,781	35,048,550	141,381,443	135,940,878

Gross profit	4,619,046	3,487,986	15,254,541	15,787,206

Selling and administrative expenses	3,544,550	2,726,430	12,611,673	11,460,908

Operating income	1,074,496	761,556	2,642,868	4,326,298

Other expense	187,658	276,802	986,373	1,144,750

Income from operations before income tax	886,838	484,754	1,656,495	3,181,548

Income tax expense	237,398	205,577	522,171	1,203,514

Net income	$649,440	$279,177	$1,134,324	$1,978,034

Net income per common share -- basic	$0.17	$0.08	$0.29	$0.52

Net income per common share -- assuming dilution	$0.17	$0.07	$0.29	$0.51

Weighted average number of common equivalent shares outstanding -- assuming dilution	3,909,572	3,916,903	3,906,279	3,890,949

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2012	2011

Assets:

Current assets	$74,551,769	$76,245,883

Machinery and equipment-net	24,373,494	26,189,150

Customer relationships	86,925	199,675
Miscellaneous	547,334	645,864

Total assets	$99,559,522	$103,280,572

Liabilities and stockholders' equity:

Current liabilities	$24,930,482	$24,255,850

Long-term obligations	23,607,969	29,181,145

Stockholders' equity	51,021,071	49,743,577

Total liabilities and stockholders' equity	$99,559,522	$103,180,572
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095